Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated November 10, 2020 (except for the fifth paragraph of Note 1, as to which the date is February 1, 2021), with respect to the consolidated financial statements of Terns Pharmaceuticals, Inc. incorporated by reference in the Registration Statement (Form S-1 No 333-252180) and related Prospectus of Terns Pharmaceuticals, Inc for the registration of its common stock.

/s/ Ernst & Young LLP

San Jose, California

February 4, 2021